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                                             BRIGHTHOUSE LIFE INSURANCE COMPANY
                                                   Wilmington, DE 19801

                                        GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

This Rider is a part of the Contract to which it is attached and is effective as of the Rider Issue Date specified on the Rider
Schedule. In the case of a conflict with any provision of the Contract (including but not limited to the Enhanced Dollar Cost
Averaging ("EDCA") Rider), the provisions of this Rider will control. This Rider's provisions will remain part of the Contract until terminated in accordance with the Termination of Rider provision.

For purposes of this Rider, "you/your" refers to the Owner of the Contract, or to the oldest Joint Owner, or to the Annuitant if the Owner is a non-natural person. "You" also refers to the surviving spouse after continuation if continued under this
Rider's Spousal Continuation provision.

THE PURPOSE OF THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT PROVIDED UNDER THE CONTRACT IS TO PROVIDE SECURITY
THROUGH A STREAM OF INCOME PAYMENTS TO YOU. THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT WILL TERMINATE UPON
ASSIGNMENT OR A CHANGE IN OWNERSHIP OF THE CONTRACT UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS
SPECIFIED IN THE TERMINATION OF RIDER PROVISION OF THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT.

This Rider amends the Contract as follows:

                                         GUARANTEED LIFETIME WITHDRAWAL BENEFIT ("GLWB")

This Rider guarantees that you will receive guaranteed lifetime income from the Contract in an amount equal to the
Annual Benefit Payment (see the Annual Benefit Payment provision) each year, as described in the Effect of the Account
Value Reducing to Zero provision. You will not receive guaranteed lifetime income if your Account Value is reduced to zero due to a withdrawal prior to the Lifetime Withdrawal Age specified on the Rider Schedule or due to an Excess
Withdrawal (see the Benefit Base provision).

Under this Rider, your Purchase Payment allocation and all transfers and reallocations of your Account Value must meet the allocation requirements applicable to the Subaccounts and other accounts included by rider as set forth in the
Allocations and Transfers provision and the Rebalancing provision.

                                         RESTRICTIONS ON SUBSEQUENT PURCHASE PAYMENTS

We may reject subsequent Purchase Payments by sending advance written notice to you if any of the changes occur as described in the Restrictions on Subsequent Purchase Payments provision specified on the Rider Schedule.

Restrictions on subsequent Purchase Payments will remain in effect until this Rider is terminated unless the Company provides advance written notice to you otherwise.

                                                         BENEFIT BASE

The Benefit Base is the amount that we use to determine your Annual Benefit Payment, and is also the amount to which the Rider Fee Rate, specified on the Rider Schedule, is applied. THE BENEFIT BASE CANNOT BE WITHDRAWN IN A LUMP SUM
OR PAID AS A DEATH BENEFIT, AND IS NOT AN AMOUNT THAT IS GUARANTEED TO BE RETURNED TO YOU.

As of the Rider Issue Date, the Initial Benefit Base is equal to the initial Purchase Payment. The Benefit Base will be increased by the amount of each Purchase Payment made.

EFFECT OF WITHDRAWALS
Withdrawal Charges, and any other charges or adjustments added by rider, may apply if any withdrawals exceed the Free
Withdrawal Amount, as shown on the Contract Schedule.

Withdrawals prior to the Lifetime Withdrawal Age:
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Any withdrawal that occurs prior to the Lifetime Withdrawal Age, specified on the Rider Schedule, will decrease the
Benefit Base in the same proportion as the amount of the withdrawal (including Withdrawal Charges, if any) divided by the
Account Value prior to the withdrawal (referred to as a "Proportional Adjustment").

For example, if the Benefit Base is $120,000, the Account Value is $100,000 and you withdraw $10,000 (including any
Withdrawal Charge), then your Benefit Base is decreased by $12,000 to $108,000 [$120,000 x ($10,000/$100,000) =
$12,000].

Withdrawals after the Lifetime Withdrawal Age:
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Any withdrawal that occurs after the Lifetime Withdrawal Age is either a Non-Excess Withdrawal or an Excess Withdrawal.

A "Non-Excess Withdrawal" is a withdrawal that does not exceed; or cause the cumulative withdrawals for the current
Contract Year to exceed, the Annual Benefit Payment. Non-Excess Withdrawals do not reduce the Benefit Base.

An "Excess Withdrawal" is a withdrawal that causes the cumulative withdrawals for the current Contract Year to exceed the Annual Benefit Payment. An Excess Withdrawal and any subsequent withdrawals that occur in that Contract Year trigger a Proportional Adjustment to the Benefit Base. AN EXCESS WITHDRAWAL COULD REDUCE THE BENEFIT BASE BY MORE
THAN THE DOLLAR AMOUNT OF THE EXCESS WITHDRAWAL. Upon request, we will notify you of the maximum amount that may be withdrawn without triggering a Proportional Adjustment to the Benefit Base. Withdrawal requests in excess of that maximum amount would result in a Proportional Adjustment to the Benefit Base.

EFFECT OF THE ROLLUP RATE
On each Contract Anniversary, on or before the Rollup Rate Period End Date, specified on the Rider Schedule, if no withdrawals occurred in the previous Contract Year, the Benefit Base will be increased by an amount equal to the Rollup
Rate, specified on the Rider Schedule, multiplied by the Benefit Base before such increase.

On each Contract Anniversary, on or before the Rollup Rate Period End Date if a withdrawal occurred in the previous
Contract Year, the Benefit Base will not be increased by the Rollup Rate.

The Benefit Base may also increase due to an Automatic Step-Up (as described in the Automatic Step-Up provision. The
Rollup Rate, if applicable, is applied before deducting any Rider Charge and before taking into account any Automatic
Step-Up occurring on such Contract Anniversary.

The Benefit Base will not be increased by the Rollup Rate after the Rollup Rate Period End Date.

                                                           AUTOMATIC STEP-UP

On each Automatic Step-Up Date, specified on the Rider Schedule, an Automatic Step-Up will occur provided that (a) the
Account Value on that date exceeds the Benefit Base immediately before the Automatic Step-Up Date and (b) your
Attained Age does not exceed the Maximum Automatic Step-Up Age, specified on the Rider Schedule.

An Automatic Step-Up:
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   (a) Will increase the Benefit Base to the Account Value, after applying the Rollup Rate (if applicable) and after deducting any Rider Charge but prior to processing any transactions, on the date of the Automatic Step-Up;

   (b) Will increase the Annual Benefit Payment to equal the Withdrawal Rate multiplied by the Benefit Base after the
       Automatic Step-Up; and

   (c) May increase the Rider Fee Rate if we declare a new Rider Fee Rate. The new Rider Fee Rate will not exceed the Maximum Rider Fee Rate, specified on the Rider Schedule, and will not exceed the Rider Fee Rate currently applicable to the same Rider with the same benefits, if available, for new contract purchases at the time of
       Automatic Step-Up. If the Rider Fee Rate currently applicable to such Automatic Step-Up is less than or equal to your Rider Fee Rate, your Rider Fee Rate will not change.

       In the event that the declared Rider Fee Rate on an Automatic Step-Up is higher than your current Rider Fee
       Rate, your Rider Fee Rate will increase upon the next Automatic Step-Up that takes effect. You will be provided a minimum of 30-days advance notice of the applicable Automatic Step-Up Date and will be informed that you may elect to decline the Automatic Step-Up and related increased Rider Fee Rate. If you elect to decline the Automatic
       Step-Up, you must provide Notice prior to the applicable Automatic Step-Up Date. Once you notify us of your


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       decision to decline the Automatic Step-Up, you will no longer be eligible for future Automatic Step-Ups until you provide Notice that you request to reinstate Automatic Step-Ups. This reinstatement will take effect at the next
       Automatic Step-Up Date.

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                                                     ANNUAL BENEFIT PAYMENT

After the Lifetime Withdrawal Age, the Annual Benefit Payment is the maximum amount that may be withdrawn in the current Contract Year without triggering a Proportional Adjustment to the Benefit Base. Your Annual Benefit Payment
equals the applicable Withdrawal Rate, specified on the Rider Schedule, multiplied by the Benefit Base. Each time a withdrawal is made, we decrease the Annual Benefit Payment by such withdrawal and the remaining amount is referred to as the "Remaining Annual Benefit Payment."

Your first withdrawal after the Lifetime Withdrawal Age determines your Withdrawal Rate. The Withdrawal Rate will not change once determined.

Prior to the Lifetime Withdrawal Age, there is no Annual Benefit Payment.

Each time the Benefit Base changes, the Annual Benefit Payment will be recalculated to equal the applicable Withdrawal
Rate multiplied by the new Benefit Base.

If the Benefit Base is increased due to making a subsequent Purchase Payment, causing the Annual Benefit Payment to increase, the Remaining Annual Benefit Payment will also increase by the same amount the Annual Benefit Payment is increased.

On each Contract Anniversary, the Annual Benefit Payment is recalculated after the Rollup Rate (if applicable) is applied and any Automatic Step-Ups take effect and before any other transactions are processed.

If your Contract is a Qualified Distribution Program (see the Qualified Distribution Program provision), your Annual Benefit
Payment will be set to equal your Required Minimum Distribution Amount for that Contract Year, if greater than the Annual
Benefit Payment calculated as described in this provision.

If you are enrolled in both the Automated Required Minimum Distribution Service and the Systematic Withdrawal
programs (see the Automated Required Minimum Distribution Service Amount and Systematic Withdrawal Amount
provisions), and you do not take additional withdrawals outside of these programs and your Remaining Annual Benefit
Payment for that Contract Year is equal to zero, we will increase your Annual Benefit Payment by the amount of the withdrawals that remain to be taken under these programs in that Contract Year.

If your Account Value is reduced to zero and lifetime payments are to begin as described in Effect of the Account Value
Reducing to Zero provision, the Annual Benefit Payment will equal the applicable Lifetime Guarantee Rate, specified on the Rider Schedule, multiplied by the Benefit Base.

                                                 QUALIFIED DISTRIBUTION PROGRAM

For purposes of this Rider, your Contract shall be a Qualified Distribution Program if the Contract is subject to the requirements of Section 401(a)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder or is owned by an individual retirement account that meets the requirements of Section 408(a) of the Code or by any other plan where the account or the plan is subject to the requirements of Section 401(a)(9) of the Code and the regulations thereunder.

                                              REQUIRED MINIMUM DISTRIBUTION AMOUNT

The Required Minimum Distribution Amount is the greater of the previous and current calendar year's required minimum distribution amounts for the Qualified Distribution Program and calculated by us under Section 401(a)(9) of the Code and the regulations thereunder. The Required Minimum Distribution Amount relates solely to the Contract and without regard to required minimum distributions for any other funding vehicle or the amount determined by our automated required minimum distribution service.

                                     AUTOMATED REQUIRED MINIMUM DISTRIBUTION SERVICE AMOUNT

The Automated Required Minimum Distribution Service Amount is the amount withdrawn from your Contract automatically during the current Contract Year when you enroll in our automated required minimum distribution service to satisfy the required minimum distribution rules under Section 401(a)(9) of the Code and the regulations thereunder. Our automated

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required minimum distribution service is based on information relating to the Contract only. We ignore all other account balances from other funding vehicles.

                                                  SYSTEMATIC WITHDRAWAL AMOUNT

The Systematic Withdrawal Amount is the amount withdrawn during the Contract Year under a Company-sponsored optional systematic withdrawal program, if any, where total withdrawals under the Company-sponsored optional systematic withdrawal program in the Contract Year do not exceed an amount equal to the Annual Benefit Payment.


                                          EFFECT OF THE ACCOUNT VALUE REDUCING TO ZERO

If your Account Value is reduced to zero after the Lifetime Withdrawal Age because you make a Non-Excess Withdrawal, we will first pay you any Remaining Annual Benefit Payment in effect at the time the Account Value is reduced to zero
(see the Annual Benefit Payment provision). Effective as of your next Contract Anniversary, we will then begin making monthly payments, using the applicable Lifetime Guarantee Rate, to you for the rest of your life.

If your Account Value is reduced to zero due to a withdrawal prior to the Lifetime Withdrawal Age or because you make an
Excess Withdrawal, lifetime payments are not available, no further benefits will be payable under this Rider, and this Rider will terminate.

If your Account Value is reduced to zero prior to the Lifetime Withdrawal Age because there are insufficient funds to deduct any Rider Charge from your Account Value, we will begin making monthly payments, using the Lifetime Guarantee
Rate that corresponds to the Lifetime Withdrawal Age, specified on the Rider Schedule, to you for the rest of your life.

If your Account Value is reduced to zero after the Lifetime Withdrawal Age because there are insufficient funds to deduct any Rider Charge from your Account Value, we will begin making monthly payments, using the applicable Lifetime
Guarantee Rate, to you for the rest of your life.

While we are making Annual Benefit Payments after the Account Value is reduced to zero, no death benefit will be paid.

The Annual Benefit Payment may be paid at any other frequency acceptable to you and us, but not less frequently than annually, and will be equal to the Annual Benefit Payment divided by the number of payments per year.

You may elect to have your Annual Benefit Payments paid for the life of you and your spouse, provided your spouse meets the Minimum Spousal Age requirement, specified on the Rider Schedule, using the applicable Joint Lifetime
Guarantee Rate.

                                                   ALLOCATIONS AND TRANSFERS

While the Rider is in force, all allocations and transfers must be made in accordance with the Allocations and Transfers
Requirements specified on the Rider Schedule.

If you choose to allocate a Purchase Payment to an EDCA Account, then the entire Purchase Payment must be allocated only to the EDCA Account. In addition, all transfers from an EDCA Account must be allocated in accordance with the
Allocations and Transfers Requirements specified on the Rider Schedule.

You may change your Purchase Payment allocation instructions at any time upon Notice to us, provided that such instructions meet the Allocations and Transfers Requirements specified on the Rider Schedule. Future Purchase Payment allocations, EDCA Account transfer allocations, and rebalancing will be made in accordance with your revised allocation instructions.

Any transfer request must result in an Account Value that meets the Allocations and Transfers Requirements specified on the Rider Schedule. Any transfer request will not cause your Purchase Payment allocation instructions to change unless a separate instruction is provided to us at the time of transfer.

We will determine whether a Subaccount or any other accounts included by rider is available for allocations and transfers.

We may change the classification of a Subaccount, or any other accounts included by rider, in the event a Subaccount or its underlying investment option, or any other accounts included by rider, is added, deleted, substituted, merged or


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otherwise reorganized. In that case, any change in classification will only take effect as to your Contract in the event you make a new Purchase Payment or request a transfer among Subaccounts and any other accounts included by rider. We will provide you with prior written notice of any changes in classification of Subaccounts or any other accounts included by rider.

                                                          REBALANCING

Rebalancing will be made in accordance with your most recent Purchase Payment allocation among the Subaccounts or any other accounts included by rider according to the Allocations and Transfers Requirements and the Rebalancing
Requirements specified on the Rider Schedule.

Any rebalancing will be made on the 1st day of the following month if a rebalancing date occurs on the 29th, 30th or 31st of a month. In addition, if a rebalancing date is not a Business Day, the reallocation will occur on the next Business Day.

Rebalancing will also occur on the date when a subsequent Purchase Payment is received if accompanied by new allocation instructions (in addition to the rebalancing frequency in effect).

Withdrawals from the Contract will not result in rebalancing on the date of withdrawal.

                                                          RIDER CHARGE

As of the close of the Business Day on each Contract Anniversary, the Rider Charge will be deducted from your Account
Value. The Rider Charge is equal to the Rider Fee Rate multiplied by the Benefit Base on such Contract Anniversary
(after applying any Rollup Rate, and before taking into account any Automatic Step-Up occurring on such Contract
Anniversary, and before any other transactions are processed).

The initial Rider Fee Rate is specified on the Rider Schedule. The Rider Fee Rate may only be changed due to an
Automatic Step-Up. The Rider Fee Rate will never exceed the Maximum Rider Fee Rate. The Rider Fee Rate will not decrease.

If this Rider terminates (except for a termination under (c), (d) or (f) under the Termination of Rider provision, upon which the Rider Charge is waived) a pro rata portion of the Rider Charge will be assessed based on the number of full months from the last Contract Anniversary to the date of termination.

The Rider Charge will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Account Value allocated to any other accounts included by rider) in the ratio the portion of the
Account Value in such Subaccount (and/or other account) bears to the total Account Value.

                                          CANCELLATION/GUARANTEED PRINCIPAL ADJUSTMENT

You may elect to cancel this Rider by giving Notice to us during the Cancellation Window Periods, if any, specified on the
Rider Schedule. Upon receipt of such Notice, in accordance with our administrative procedures, a cancellation during a
Cancellation Window Period will take effect at the end of the Business Day the Notice is received. If cancelled, this Rider will terminate and we will no longer deduct any Rider Charge and the allocation requirements described in the Allocations and Transfers provision and the Rebalancing provision will no longer apply.

If such cancellation occurs after the Guaranteed Principal Adjustment Eligibility Date, specified on the Rider Schedule, and if (a) exceeds (b), as defined below, then upon cancellation, an amount equal to (a) - (b), referred to as a
"Guaranteed Principal Adjustment", will be added to the Account Value. The Guaranteed Principal Adjustment will be added to each applicable Subaccount, or any other accounts included by rider, in the ratio that the Account Value in such
Subaccount, or any other account, bears to the total Account Value in all Subaccounts, or any other accounts included by rider.

   (a) Purchase Payments credited within 120 days of the Rider Issue Date reduced by the Proportional Adjustment attributable to any partial withdrawals taken.
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   (b) The Account Value on the date of cancellation.

The Guaranteed Principal Adjustment will never be less than zero.

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                                                      TERMINATION OF RIDER

This Rider will terminate upon the earliest of:

    (a) The date you make a withdrawal and your Account Value is reduced to zero (see the Effect of the Account Value
        Reducing to Zero provision);

    (b) The date there are insufficient funds to deduct any Rider Charge from your Account Value (see the Effect of the
        Account Value Reducing to Zero provision);

    (c) Death of the Owner or Joint Owner or the Annuitant if the Owner is a non-natural person unless continued
        under the Spousal Continuation provision;

    (d) Death of the Owner after Spousal Continuation as described in (c) (this Rider will not terminate upon the first
                           -----
        Spousal Continuation of the Contract, however, this Rider will terminate upon any subsequent Spousal
        Continuations of the Contract.);

    (e) The date you annuitize any portion of your Account Value and begin Income Payments;

    (f) The effective date of the cancellation of this Rider;

    (g) Upon a change in ownership (or assignment) of the Contract unless:

         i.   The new Owner or assignee assumes full ownership of the Contract and is essentially the same person
              (e.g. an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the Owner during the Owner's lifetime, etc.); or

         ii.  The assignment is for an exchange under Section 1035 of the Code (i.e., this Rider may continue during the temporary assignment period and not terminate until the Contract is actually surrendered); or

    (h) Termination of the Contract to which this Rider is attached.

                                                      SPOUSAL CONTINUATION

Provided your spouse meets the Minimum Spousal Age requirement specified on the Rider Schedule, if your spouse continues the Contract under the spousal continuation provisions of the Contract, and this Rider is in effect at the time of the continuation, then the same terms and conditions that applied to the Owner under this Rider will continue to apply to the surviving spouse, and the surviving spouse is guaranteed to receive the Annual Benefit Payment each year for the remainder of his or her life, as described under the Effect of the Account Value Reducing to Zero provision, provided this
Rider  is not terminated or cancelled (see the Termination of Rider provision).

If no withdrawal has been made after the Lifetime Withdrawal Age and the Contract has been continued under Spousal
Continuation, then the first withdrawal by the new Owner after the Lifetime Withdrawal Age will determine the Withdrawal
Rate for the Contract.

If a withdrawal has been made after the Lifetime Withdrawal Age by the Owner prior to the Owner's death, then the
Withdrawal  Rate that applies after Spousal Continuation will be the same as the Withdrawal Rate in effect prior to Spousal
Continuation.

This Rider will not terminate upon the first Spousal Continuation of the Contract provided your spouse meets the Minimum
Spousal Age requirement specified on the Rider Schedule. This Rider will terminate upon any subsequent Spousal
Continuations of the Contract. This Rider will terminate if your spouse does not meet the Minimum Spousal Age requirement.

If this Rider is continued under Spousal Continuation and the Account Value is subsequently reduced to zero because of a Non-Excess Withdrawal, or because there are insufficient funds to deduct any Rider Charge from the Account Value, we will make lifetime payments using the applicable Single Lifetime Guarantee Rate to your spouse (the new Owner) for the rest of his or her life.


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                                                            REPORTS

While this Rider is in force, at least once each calendar year we will include the following information in a report:

   (a) Before the first Annual Benefit Payment is taken, the Benefit Base and the Annual Benefit Payment for the earliest
       Lifetime Withdrawal Age; and
   (b) After the first Annual Benefit Payment is taken, the Annual Benefit Payment.

                                                         MATURITY DATE

If this Rider is in effect and you have reached the Maturity Date of your Contract, and we do not agree to defer the
Maturity Date of your Contract, we will make an additional Annuity Option available to you that will pay you the Annual
Benefit Payment for as long as you live.

                                                    COMPLIANCE WITH TAX CODE

This Rider will be interpreted and administered in accordance with Section 72(s) or Section 401(a)(9) of the Code
(including Section 401(a)(9)(B) of the Code) and the regulations thereunder as applicable.

We reserve the right to amend this Rider and accelerate distributions where necessary to comply with the Code
(including, but not limited to Section 72(s) of the Code or Section 401(a)(9) of the Code).

Brighthouse Life Insurance Company has caused this Rider to be signed by its Secretary.

/s/ D. Burt Arrington

SECRETARY


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